                                                        Exhibit 11

               CERNER CORPORATION AND SUBSIDIARIES
            COMPUTATION OF EARNINGS PER COMMON SHARE



                                Three Months Ended  Three Months Ended

                                       April 4,          March 29,
                                ------------------  -------------------
                                         1998             1997
                                ------------------  -------------------
Net earnings:                       $    671,000    $  1,936,000
                                     ===========     ===========
Weighted average number
of common and common stock
equivalent shares:

  Basic average number of
   outstanding common shares          32,668,513      32,915,727
                                     -----------     -----------
Basic earnings per common shares:   $       0.02    $       0.06
                                     -----------     -----------
Dilutive effect (excess of number
of shares issuable over number
of shares assumed to be
repurchased with the proceeds
of exercised options and converted
warrantes based on the average
market price during the period)         683,637          564,083
                                     ----------      -----------
                                     33,352,150       33,479,810
                                     ----------      -----------
Diluted earnings per common and
common stock equivalent shares:
equivalent shares:                  $      0.02     $       0.06
                                     ----------      -----------
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